EXHIBIT 35.1

VW Credit, Inc. Annual Servicer Compliance Statement
Pursuant to Section 7.11 of the Transaction SUBI Servicing Supplement
And Item 1123 of Regulation AB

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VOLKSWAGEN AUTO LEASE TRUST 2025-A

The undersigned, a duly authorized officer of VW Credit, Inc. (“VCI”), as Servicer (the “Servicer”), under the Transaction SUBI Supplement 2025-A to Servicing Agreement dated as of June 17, 2025 (as amended and supplemented, or otherwise modified and in effect from time to time, the “Transaction SUBI Servicing Supplement”), by and among VW Credit Leasing, Ltd., VCI, as Servicer, and U.S. Bank Trust Company, National Association, as SUBI Trustee, does hereby certify that:

1.	A review of the activities of the Servicer during the period from June 17, 2025 through December 31, 2025, and of its performance under the Transaction SUBI Servicing Supplement, was conducted under my supervision.

2.	To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Transaction SUBI Servicing Supplement in all material respects throughout such period.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate on behalf of the Servicer this 26th day of March 2026.

/s/ Garett Miles
Garett Miles
Head of Securitization and Assistant Treasurer